Exhibit 10.13

PARAMOUNT GROUP, INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. The purpose of this Paramount Group, Inc. Executive Severance Plan (the “Plan”) is to provide severance protection to a Covered Executive of Paramount Group, Inc. (the “Company”) in the event the Covered Executive is terminated by the Company without Cause.

2. Definitions.

(a) “Cause” shall mean (i) the continued failure by the Covered Executive to substantially perform the Covered Executive’s duties with the Employer after written notification by the Employer of such failure, including a reasonable explanation of such failure; (ii) conduct by the Covered Executive which would reasonably be expected to result in material injury or reputation harm to the Employer; (iii) conduct by the Covered Executive constituting a material act of misconduct in the performance of his or her duties; (iv) the material violation by the Covered Executive of the Company’s Code of Business Conduct and Ethics, as in effect from time to time; or (v) the commission by the Covered Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

(b) “Covered Executive” shall mean an officer of the Employer who is not party to an employment agreement with the Employer and who is listed on Schedule A attached hereto.

(c) “Disability” means the Covered Executive has been determined by a physician selected by the Employer and reasonably acceptable to the Covered Executive to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d) “Employer” means either the Company, the Operating Partnership or any of their Subsidiaries that employ the Covered Executive.

(e) “Operating Partnership” means Paramount Group Operating Partnership LP, a Delaware limited partnership.

3. Severance Benefit. In the event a Covered Executive is terminated by the Employer for reasons other than Cause, death or Disability, then subject to the Covered Executive signing a separation agreement containing, among other provisions, a mutual release of claims and non-disparagement, noncompete and nonsolicit provisions as set forth in Section 4 herein, confidentiality and return of property, in a form and manner satisfactory to the Employer (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 30 days after the Date of Termination, the Covered Executive shall receive a lump-sum severance amount equal to (a) the sum of the Covered Executive’s then current base salary plus the Covered Executive’s most recent cash bonus, and (b) an amount equal to the monthly employer contribution that the Employer would have paid to provide health and dental insurance for the Covered Executive if the Covered Executive had remained employed by the Employer for an additional 12 months. Such severance amount shall be paid in a lump sum within 30 days of the date of termination of employment; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, such amount shall be paid in the second calendar year by the last day of such 30-day period.

4. Noncompetition and Nonsolicitation. In the event severance benefit is payable to a Covered Executive under this Plan, the Covered Executive shall agree in the Separation Agreement and Release that he or she shall not, without the prior written consent of the Employer, directly or indirectly:

(a) engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in any of the Employer’s Markets (as hereinafter defined) at the time of the Covered Executive’s termination of employment;

(b) intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any tenant, supplier, contractor, lender, employee, or governmental agency or authority; or

(c) call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants or employees of the Employer, either for himself or herself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.

“Market” as used herein means an area covering a 25 mile radius around (x) any property or land owned by the Employer, under development by the Employer or with respect to which the Employer has an agreement or option to acquire a property, development or land or (y) any property or development for which the Employer provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.

This Section 4 shall not be interpreted to prevent the Covered Executive from owning up to two percent of the outstanding stock of a public company engaged in business described above or engaging in Minority Interest Passive Investments which shall mean acquiring, holding, and exercising the voting rights associated with an investment made through (i) the purchase of securities (including partnership interests) that represent a non-controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by the Covered Executive of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by the Covered Executive with such entity.

5. Section 409A. The severance benefits payable under this Plan are intended to be “short term deferrals” exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended.

6. Withholding. All payments by the Employer under this Plan shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

7. Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of law principles of the State of New York. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

8. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time; provided that such amendment or termination shall not adversely affect the rights of any Covered Executive who became entitled to severance benefits under Section 3 hereof on account of his or her involuntary termination of employment prior to the effective date of the amendment or termination.

SCHEDULE A

Ermelinda Berberi

Gage Johnson